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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2003

Mrs. Fields' Original Cookies, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	333-45179	87-0552899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah		84121-7050
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (801) 736-5600

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Regulation FD Disclosure.

Acquisition of the Registrant's Parent Company's Senior Notes

        In several separate, but related, transactions during the first quarter of 2003, the last of which occurred on March 28, 2003, Mrs. Fields Famous Brands, Inc., a Delaware corporation and the Registrant's ultimate parent company ("MFFB"), acquired an aggregate of $27,950,000 principal amount of the 14% Senior Secured Discount Notes due 2005 (the "Notes") of Mrs. Fields' Holding Company, Inc., a Delaware corporation and the Registrant's sole stockholder ("MFH").

        After giving effect to these acquisitions of the Notes by MFFB, other than the Notes held by MFFB, none of the Notes issued by MFH remain outstanding. MFFB has pledged certain of the Notes as collateral for borrowings made by it, the proceeds of which were used to acquire such Notes. Pursuant to an agreement between MFFB, MFH and the lender, however, no interest will be payable on such Notes unless MFFB defaults in certain of its obligations under such borrowing arrangement.

        MFFB has informed MFH that it will contribute the Notes not pledged as collateral to MFH to be retired and, upon release of the Notes so pledged, expects to contribute those remaining Notes to be retired as well.

        MFH is no longer required to file periodic reports with the Securities and Exchange Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ MICHAEL R. WARD
Name:	Michael R. Ward
Title:	Senior Vice President

Dated: April 8, 2003

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INFORMATION TO BE INCLUDED IN THE REPORT
  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES